As filed with the Securities and Exchange Commission on December 18, 2024

Registration No. 333-197726

Registration No. 333-228438

Registration No. 333-278578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT:

to

FORM S-8

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-197726

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-228438

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-278578

UNDER

THE SECURITIES ACT OF 1933

CATALENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8737688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Schoolhouse Road, Somerset, New Jersey 08873

(Address of Principal Executive Offices)

(732) 537-6200

(Registrant’s telephone number, including area code)

2007 PTS Holdings Corp. Stock Incentive Plan

Catalent, Inc. 2014 Omnibus Incentive Plan

Catalent, Inc. 2018 Omnibus Incentive Plan

Catalent, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plan)

Joseph A. Ferraro

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

(Name and address of agent for service)

(732) 537-6200

(Telephone number, including area code, of agent for service)

Copy to:

Todd E. Freed

Richard J. Grossman

Patrick J. Lewis

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Catalent, Inc. (the “Company”) which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-197726, originally filed with the SEC on July 30, 2014, to register (i) 6,492,080 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable pursuant the 2007 PTS Holdings Corp. Stock Incentive Plan, and (ii) 6,700,000 shares of Common Stock issuable pursuant to the Catalent, Inc. 2014 Omnibus Incentive Plan.

2.

Registration Statement No. 333-228438, originally filed with the SEC on November 16, 2018, to register (i) 15,600,000 shares of Common Stock issuable pursuant to the Catalent, Inc. 2018 Omnibus Incentive Plan, and (ii) 3,800,000 shares of Common Stock issuable pursuant to the Catalent, Inc. 2019 Employee Stock Purchase Plan (the “2019 Plan”).

3.	Registration Statement No. 333-278578, originally filed with the SEC on April 9, 2024, to register 7,625,000 shares of Common Stock issuable pursuant to the 2019 Plan.

On December 18, 2024 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of February 5, 2024, by and among the Company, Creek Parent, Inc., a Delaware corporation (“Parent”), a wholly owned subsidiary of Novo Holdings A/S, and Creek Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration by means of a post-effective amendment any and all securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under each Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, New Jersey, on the 18 day of December, 2024.

CATALENT, INC.

By:	/s/ JOSEPH A. FERRARO
	Name:	JosephA. Ferraro
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.